Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-132389, 333-129250, 333-127674, 333-120930, 333-135318, 333-135798 and 333-139923) and on Form S-8 (File Nos. 333-105610, 333-105609 and 333-139232) of Transmeridian Exploration Incorporated of our reports dated March 15, 2007 relating to the consolidated financial statements of Transmeridian Exploration Incorporated as of December 31, 2006 and 2005, and for the years then ended, and Transmeridian Exploration Incorporated’s management assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Transmeridian Exploration Incorporated as of December 31, 2006, which appears in the Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ UHY LLP

Houston, Texas
March 16, 2007